U.S. BANCORP
2006 EXECUTIVE INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to advance the interests of the Company and its stockholders by attracting and retaining selected key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company. It is intended that the payments under the Plan qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

2.1 “Award” means a Participant’s opportunity to earn an Award Payment for a Performance Year, subject to and in accordance with Section 4 of the Plan.

2.2 “Award Payment” means the amount paid to a Participant for a given Performance Year in respect of an Award.

2.3 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any Treasury Regulations promulgated thereunder.

2.4 “Committee” means the Compensation Committee of the Board of Directors of the Company designated by such Board to administer the Plan, which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

2.5 “Company” means U.S. Bancorp, a Delaware corporation.

2.6 “Net Income” means the Company’s after-tax income as reported on a consolidated basis in the Company’s audited financial statements for the applicable Performance Year. Net Income shall be adjusted to eliminate the unbudgeted effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the unbudgeted financial impact of any acquisition or divestiture made during the Performance Year, and any direct or indirect change in the Federal corporate tax rate affecting the Performance Year, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission.

2.7 “Participant” means the executive officers of the Company who are reasonably expected to be “covered employees” within the meaning of Section 162(m)(3) of the Code with respect to the Performance Year in which the Company would become entitled to take a compensation deduction for an Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).

2.8 “Performance Year” means each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year.

2.9 “Plan” means the U.S. Bancorp 2006 Executive Incentive Plan.

3. Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (i) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret, correct any defect, supply any omission or reconcile any inconsistency in the Plan and any instrument or agreement relating to the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan shall be final, binding and conclusive for all purposes on all persons. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum deductibility by the Company of the payment of Awards.

4. Awards.

4.1 Participants. No later than 90 days after the commencement of each Performance Year, the Committee shall, in writing: (i) designate the Participants who are eligible to receive an Award Payment for the Performance Year and (ii) notify each Participant of his or her Award for the Performance Year.

4.2 Award. For each Performance Year, each Participant’s Award shall consist of 0.2% of Net Income for the Performance Year.

4.3 Award Payment. The Award Payment in respect of a Participant’s Award shall be an amount equal to or less than the percentage of Net Income set forth in Section 4.2, as determined by the Committee in its sole discretion. In the exercise of such discretion, the Committee may take into account such criteria as it determines to be appropriate in its sole discretion, including without limitation, financial and non-financial criteria and individual and corporate performance. Notwithstanding anything to the contrary in the Plan, the Committee shall not have any discretion or authority to make an Award Payment to a Participant that exceeds the amount equal to the percentage of Net Income set forth in Section 4.2.

4.4 Certification. As soon as reasonably practicable following the conclusion of each Performance Year, the Committee shall certify, in writing, the achievement of Net Income and the amount of the Award Payment for each Participant in respect of each Award for the Performance Year.

5. Rights to Award Payment.

5.1 Time and Form of Award Payment. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, Award Payment shall be paid to the Participant in cash and/or common stock of the Company as soon as administratively feasible upon the completion of a Performance Year, after the Committee has made the certifications provided for in Section 4.4; provided that, in no event shall an Award Payment be paid or a common stock award (not subject to additional vesting) in satisfaction of an Award Payment be granted later than March 15 of the calendar year immediately following the end of the Performance Year.

5.2 Continued Employment. Except as otherwise provided by the Committee, no Award Payment under this Plan with respect to a Performance Year shall be paid or owed to a Participant whose employment terminates prior to the last day of such Performance Year.

5.3 No Assignment. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

5.4 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award Payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

6. Amendment and Termination. The Committee may amend or terminate this Plan at any time and for any reason deemed sufficient by it without notice to any Participant; provided that, in no event shall the Committee amend the Plan to the extent such amendment would cause the amounts payable under the Plan to “covered employees” (as defined in Section 162(m)(3) of the Code) for a particular Performance Year to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

7. Miscellaneous.

7.1 Effective Date. This Plan shall be deemed effective as of January 1, 2006, subject to approval of the Company’s stockholders at the 2006 Annual Meeting of Stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

7.2 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed material or relevant to the construction or interpretation of the Plan.

7.3 Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

7.4 Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation awarded to a Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any employee benefit or compensation plan of the Company, unless required by law or otherwise expressly provided by such other plan.

7.5 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

7.6 Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.